UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2012

______________________________

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas  77002
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.                      Other Events.

Following a trial held in 2011, on April 30, 2012, the U.S. Court of Federal Claims issued a judgment in favor of Kellogg Brown & Root Services, Inc., a subsidiary of KBR, Inc., (“KBR”) for $11,792,505.31, plus interest from July 2008, on its contract claim against the United States for $41,070,624 in costs that had been previously withheld by the Government relating to dining facility services rendered by Tamimi Global Company, Ltd. (“Tamimi”), a subcontractor to KBR under LOGCAP III in Iraq.  KBR prevailed on a common law fraud counterclaim brought by the United States which had sought disgorgement of all funds paid to KBR under a dining facility master agreement with Tamimi as well as all award fees paid to KBR under the related task orders.   KBR had previously withheld the disputed amounts from Tamimi pending the resolution of its contract claim against the United States, but Tamimi prevailed in a prior arbitration matter and KBR paid the full amount of the claimed costs to Tamimi in 2011.  We are still evaluating possible actions to recover some or all of the denied costs from Tamimi.  Pursuant to the terms of the judgment, we will bill the government for approximately $13 million for costs allowed, including interest, and take a non-cash write down of the unallowed portion of the costs which will result in a reduction to pre-tax income in the second quarter of 2012 of approximately $29 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: May 3, 2012	By:	/s/ Jeffrey B. King
Vice President, Public Law